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                                                                    EXHIBIT 99.2

                          CERTIFICATE OF INCORPORATION
                                       OF
                             U.S. PREMIUM BEEF, INC.

                                 APRIL 12, 2004

                          A CORPORATION ORGANIZED UNDER
                      THE DELAWARE GENERAL CORPORATION LAW
                         (DELAWARE CODE, TIT. 8, CH. 1)

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                                                                    EXHIBIT 99.2

                          CERTIFICATE OF INCORPORATION
                                       OF
                             U.S. PREMIUM BEEF, INC.

         To form a corporation pursuant to the General Corporation Law of the State of Delaware (the "General Corporation Law"), the undersigned hereby certifies as follows:

                                    ARTICLE I
                      NAME AND PRINCIPAL PLACE OF BUSINESS

         The name of this corporation is U.S. Premium Beef, Inc. and the registered office is U.S. Premium Beef, Inc., c/o Steven D. Hunt, 12200 North Ambassador Drive, Kansas City, Missouri 64163. The address of the registered office of the corporation in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE II
                        PURPOSES, POWERS AND LIMITATIONS

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                                   ARTICLE III
                                  CAPITAL STOCK

         SECTION 1. AMOUNTS; CLASSES. This corporation is organized with capital stock. The authorized capital of this corporation is one hundred thousand dollars ($100,000). The authorized capital stock of this corporation shall consist of two million five-hundred thousand (2,500,000) shares of Class A common stock with a par value of $0.01 per share; two million five-hundred thousand (2,500,000) shares of Class B common stock with a par value of $0.01 per share and five million (5,000,000) shares of nonvoting preferred stock with a par value of $0.01 per share.

         SECTION 2. COMMON STOCK. Class A. The Class A common stock of the corporation is the only class of membership stock. Shares of such stock may be held only by producers of agricultural products who reside in the territory served by the corporation. Each stockholder who holds at least one hundred (100) shares of Class A common stock shall be entitled to vote, but shall have only one vote upon each matter submitted to a vote of the Class A stockholders at any meeting of the voting stockholders, regardless of the number of shares of Class A common stock held by the stockholder.

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                                                                    EXHIBIT 99.2

         In the event the Board of Directors of the corporation shall find that any shares of Class A common stock of this corporation have come into the hands of a person who is not eligible to be a Class A stockholder, or that the holder of the shares has ceased to be an eligible Class A stockholder, the holder shall have no rights or privileges on account of the stock, or vote or voice in the management or affairs of the corporation other than the right to participate in accordance with law in case of liquidation or dissolution. The corporation shall have the right, at its option, (a) to purchase the stock at the lesser of its par value or book value plus declared unpaid dividends; or (b) to require the holder of the stock to convert it into nonvoting preferred stock of equal par value, or a nonvoting certificate of interest representing the lesser of the par value or book value of the stock.

         In exercising its right to purchase or to require the transfer or conversion of Class A common stock into nonvoting preferred stock or a nonvoting certificate of interest, if the holder fails to deliver the certificate or certificates evidencing the stock, the corporation may cancel the certificate or certificates on its books and issue a new certificate or certificates of common stock, or nonvoting preferred stock or a nonvoting certificate of interest, as the case may be, to the party entitled to the certificates.

         Class B. The Class B common stock of the corporation may be held by any party or entity approved by the Board of Directors of this corporation. Each stockholder who has subscribed to at least one hundred (100) shares of Class B common stock shall be entitled to vote and shall have one vote for each share of Class B common stock upon each matter submitted to a vote of the Class B stockholders at any meeting of the voting stockholders.

         Transfers. The stock of this corporation may be transferred only with the consent of the Board of Directors of the corporation and on the books of the corporation, and then only to persons eligible to hold it. No purported assignment or transfer of stock shall pass to any person not eligible to hold it, any rights or privileges on account of the stock, or vote or voice in the management of the affairs of the corporation.

         Additional Terms and Conditions. The shares of Class A and Class B common stock may have rights, preferences, limitations and restrictions other than stated in these Articles of Incorporation as determined by resolution of the Board of Directors.

         SECTION 3. DIVIDENDS. No dividends shall be paid on the Class A or Class B common stock of this corporation.

         SECTION 4. PREFERRED STOCK. The board of directors is hereby expressly granted the authority to issue the preferred stock from time to time in one or more classes or series and by resolution or resolutions to establish the number of shares to be included in each such class or series and to fix the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof to any person or entity. Dividends on preferred stock may be paid as determined by the Board of Directors, but shall not exceed eight percent (8%) per year. Dividends on preferred stock shall be noncumulative. Preferred stock shall have no voting rights, and it may be transferred

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                                                                    EXHIBIT 99.2

only with the approval of the Board of Directors. Preferred stock may be redeemed in whole or in part at any time, as provided in the Bylaws. The shares of preferred stock may have rights, preferences, limitations, and restrictions other than stated in this Certificate of Incorporation as determined by resolution by the Board of Directors.

                                   ARTICLE IV
                                PATRONAGE NOTICES

         All amounts standing on the books of this corporation as Patronage Notices shall carry the rights and obligations specified in this Certificate of Formation and no other or additional rights and obligations. Subject to the provisions of this Certificate of Formation, Patronage Notices may be paid by paying to the holders thereof the face amount of such Patronage Notices, without interest or other appreciation or increase. Other than as provided in Article V with respect to dissolution of this corporation, Patronage Notices shall be paid by the corporation at such time and in such amounts as may be determined by the Board of Directors in its sole and absolute discretion. In exercising such discretion, the Board of Directors may consider, among other factors to be selected by the Board of Directors, the chronological order of issuance of such Patronage Notices by U.S. Premium Beef, Ltd., a Kansas cooperative, the amount of all outstanding Patronage Notices and the portion of such Patronage Notices issued in a particular year and the death or age of the holders of any Patronage Notices.

                                    ARTICLE V
                                   DISSOLUTION

         In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, all debts and liabilities of the corporation shall be paid first according to their respective priorities. Holders of Patronage Notices shall then be entitled to payment of the face amount of the Patronage Notices outstanding as of the date of such liquidation, dissolution or winding up of this corporation, (which outstanding amounts shall reflect any amounts previously paid by this corporation in partial or complete satisfaction of any Patronage Notices). Holders of preferred stock shall then be entitled to receive the par value of their shares. Holders of all common stock shall then be entitled to receive the par value of their shares. Finally, the holders of all common stock shall receive any remaining amounts without priority on a pro rata basis.

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                                                                    EXHIBIT 99.2

                                   ARTICLE VI
                                   FIRST LIEN

         This corporation shall have a first lien on all capital stock, Patronage Notices, and other interests standing on its books for all indebtedness of the respective holders or owners thereof to the corporation. This corporation shall also have the right, exercisable at the option of the Board of Directors, to set off such indebtedness against the amount of capital stock, Patronage Notices or other interests standing on its books; provided, however, that nothing contained herein shall give the owners of capital stock, Patronage Notices, or other interests any right to have such set off made.

                                   ARTICLE VII
                               BOARD OF DIRECTORS

         SECTION 1. NUMBER AND FIRST BOARD. The business and affairs of this corporation shall be managed by a board of directors of seven persons. Directors shall be elected by the Class A stockholders of the corporation for such terms as the Bylaws may prescribe, at the annual meetings of stockholders.

         The names of the members of the first Board of Directors of this corporation are as follows:

     John Adams

     John Fairleigh

     Mark Gardiner

     Kelly K. Giles

     Douglas A. Laue

     N. Terry Nelson

     Terry Ryan

                  The term of office of the first Board of Directors of this corporation shall be until the first meeting of the voting Class A common stockholders and until their successors are elected and have accepted.

         SECTION 2. LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION. The personal liability of the directors of the corporation shall be eliminated to the fullest extent permitted by law. The corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this certificate of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or

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                                                                    EXHIBIT 99.2

officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

         SECTION 3. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                  ARTICLE VIII
                                     BYLAWS

         The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

                                   ARTICLE IX
                                   AMENDMENTS

         This Certificate of Incorporation may be amended in the manner provided by law.

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                                                                    EXHIBIT 99.2

                                    ARTICLE X
                                  INCORPORATOR

         The name and mailing address of the incorporator are Steven D. Hunt, U.S. Premium Beef, Inc., 12200 North Ambassador Drive, Kansas City, Missouri 64163

         IN WITNESS WHEREOF, the undersigned Incorporator has executed this Certificate of Incorporation on the 12th day of April, 2004.

                                         /s/ Steven D. Hunt  CEO
                                         --------------------------------------
                                         Steven D. Hunt